Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Offering Statement, as amended, of Landa App 2 LLC on Form 1-A Amendment No. 13 of our report dated April 27, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the combined financial statements of Landa App 2 LLC in total and for each series of the Landa App 2 LLC, Landa Series 126 Wildwood Road, Landa Series 137 Spring Valley Circle, Landa Series 2174 Scarbrough Road, Landa Series 303 Kellys Walk, Landa Series 3192 Lake Monroe Road, Landa Series 4085 Springvale Way, Landa Series 45 Robertford Drive and Landa Series 153 Spring Valley Circle (collectively the “Company”), as of December 31, 2021, and for the period June 15, 2021 (inception) to December 31, 2021, appearing in the Annual Report on Form 1-K/A (filed on December 23, 2022) of Landa App 2, LLC for the period ended December 31, 2021. We also consent to the reference to our Firm under the heading “Experts” in the Offering Circular contained in this Offering Statement.

/s/ Marcum llp

Marcum llp

New York, NY

February 28, 2023